UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2016

INSULET CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-33462	04-3523891
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

600 Technology Park Drive, Suite 200
Billerica, Massachusetts 01821
(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (978) 600-7000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 -- Entry into a Material Definitive Agreement.

On December 16, 2016, Insulet Corporation (the “Company”) and 100 Nagog Park Limited Partnership (“NPLP”) entered into a Purchase and Sale Agreement (the “Agreement”) pursuant to which the Company agreed to purchase from NPLP certain property located at 100 Nagog Park in Acton, Massachusetts (the “Property”). The Property consists of approximately 25 acres of land and all buildings, structures, parking areas, and improvements located thereon, including a three-story facility with approximately 195,000 square feet of space.

Pursuant to the Agreement, and upon the terms and subject to the conditions thereof, the Company has agreed to pay NPLP a total purchase price for the Property of $9,250,000, subject to certain adjustments for taxes and utility charges.  The Agreement requires to the Company to deposit $462,500 (the “Initial Deposit”) into escrow within two business days after execution of the Agreement; the Company is required to pay the remainder of the purchase price at the closing of the transaction.

Under the Agreement, the Company has the right, between the execution of the Agreement and the closing of the transaction, to obtain a title insurance commitment and a new survey of the Property, as well as to conduct a diligence review with respect to the Property.  Subject to certain objection procedures and time limits set forth in the Agreement, the Company has the right to terminate the Agreement if (a) such title insurance policy or new survey reveals certain defects in NPLP’s title to the Property that NPLP is unable to cure (without excessive cost), or (b) the Company is not satisfied with the results of such diligence review.  The Company also has the right to terminate the Agreement if, prior to the closing, either the Property suffers any material damage or a material portion of the Property is taken by eminent domain proceedings (or by deed in lieu thereof).

The Agreement also includes customary termination rights for each party in connection with default.  In the case of a termination by NPLP based on default and failure to close by the Company, the Agreement further provides that NPLP is entitled to retain the Initial Deposit as its sole monetary remedy for such default and failure to close.

The Agreement provides that the transaction will close on or before February 15, 2017, unless the parties agree to a different date.  Each of the Company’s and NPLP’s obligation to consummate the transaction is subject to customary conditions, including, in the case of the Company, (a) the issuance of a title insurance policy with respect to the Property (or the issuance of a binding and unconditional commitment to issue such a title insurance policy) that meets the requirements set forth in the Agreement, and (b) the absence of a material adverse change in the condition of the Property after the date of the Company’s inspections thereof.

          The Agreement contains other covenants and representations and warranties that are customary for a transaction of this nature.

          The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement, which is filed as Exhibit 1.1 hereto and incorporated by reference herein.

Item 9.01 -- Financial Statements and Exhibits

 (d)  Exhibits.

Exhibit No.	Description

1.1	Purchase and Sale Agreement, dated as of December 16, 2016, by and between 100 Nagog Park Limited Partnership and Insulet Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.

INSULET CORPORATION

December 20, 2016	By:	/s/ Michael L. Levitz
Name: Michael L. Levitz
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

1.1	Purchase and Sale Agreement, dated as of December 16, 2016, by and between 100 Nagog Park Limited Partnership and Insulet Corporation.